Exhibit 99.(p)(10)

Code of Ethics

Regulatory Reference: Rule 206(4)-7, Rule 204A-1, Rule 204-2, Dodd-Frank

Responsibility: Chief Compliance Officer

Issue

Rule 204A-1 under the Investment Advisor’s Act requires registered investment advisers to adopt codes of ethics which set forth standards of conduct and require compliance with federal securities laws. Codes of ethics must address issues relevant to an advisor’s business, including:

●	Personal Trading, Holdings, and Transaction reporting
●	Pre-clearance of certain investments for transactions in personal accounts
●	Outside Business Activities
●	Conflicts of Interest
●	Insider Trading
●	Political contributions
●	Improper Influence
●	Gifts & Entertainment
●	Reporting Securities Violations (the “Whistleblower” rule)

Responsibility

All Agincourt associates will be provided with a copy of this Code of Ethics and will be responsible for the information herein. All associates will attest to their understanding of this Code no less than annually, in conjunction with submitting attestations to their receipt and understanding of the entire Manual and its contents.

The Chief Compliance Officer will maintain a record of associates’ attestations and will maintain all records specified and required in this code.

Policy

Standards of Conduct

This Code of Ethics reflects Agincourt’s Standards of Conduct. Agincourt owes fiduciary duties to its clients, and this Code applies to all Agincourt associates. It is the policy of Agincourt for associates to adhere to all relevant Federal, State, and local laws. Associates shall conduct themselves with integrity and act ethically in their dealings with clients, the public and fellow associates. Associates shall maintain knowledge of and comply with all applicable laws and regulations of any governing agency, including the use and communication of material and nonpublic information. Associates shall not commit any criminal act that materially reflects adversely on their honesty or trustworthiness, nor engage in conduct involving dishonesty, fraud, deceit, or misrepresentation.

As part of their fiduciary duty, Agincourt’s associates will:

●	Place client interests ahead of their own and those of Agincourt Capital. Agincourt will not benefit at the expense of its clients, nor will its associates.

●	Identify, disclose, and manage all potential conflicts of interest. Any duty or motivation which might incentivize Agincourt or its associates to favor themselves over a client’s interests, or one client over another client’s interests, should be treated with due care.
●	Agincourt associates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Associates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.
●	Keep information about current, former, and prospective clients confidential unless (1) the information concerns illegal activities on the part of the client or prospective client, or (2) disclosure is required by law, or (3) the client or prospective client permits disclosure of the information.
●	Promote the integrity of, and uphold the rules governing, capital markets. Insider trading is a criminal offense that can subject the perpetrator to fines and jail terms, and Agincourt to significant fines. Associates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information. Associates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants. Investment transactions for clients must have priority over any personal investment transactions.

Prohibition of Influence / Gifts & Entertainment

Agincourt associates may not give or receive gifts or payments that may be construed to have had an influence on business conducted by Agincourt, or that may appear lavish, excessive, or abnormal in the context of usual interactions between Agincourt’s peer group and its vendors, clients, counterparties, and service providers. Agincourt associates are encouraged to use their best judgment when giving and receiving gifts. Any associate in doubt as to the reasonableness of any gift/entertainment should contact the CCO prior to acceptance / sending / hosting of the gift or entertainment.

Gifts are defined as personal, individual items of value provided to individual associates. While there is no precise regulatory definition as to what constitutes an individual gift, an item which is for an associate’s individual benefit such as a bottle of wine delivered to their home would likely be a gift while a fruit basket delivered to the office and shared with other associates would likely not. Likewise, normal marketing items which bear the giver’s logo would likely not be considered gifts unless they were extravagant in nature –for example, a $15 Parker pen with a company’s logo would be considered normal marketing, while a $500 Montblanc would be extravagant and out of context.

Entertainment is defined as a normal business meal or event where the giver and recipient are both present. This can include business meals, sporting events, excursions, or other events. Tickets to such events; if the giver will not be in attendance, are considered gifts and are subject to Agincourt’s gift limitations.

Agincourt and its associates are prohibited from giving or accepting any gifts or entertainment that may appear lavish or excessive. To that end, a gift threshold of $100 per recipient on an annual aggregate basis and an entertainment threshold of $200 per person per event has been set. It is difficult to know exactly how much will be spent per person at a client event ahead of time, therefore occasionally entertainment spending may exceed the threshold. While all Expense Reports require the signature of at least one Management Team member (other than the person submitting the Expense Report),

2

Expense Reports that identify spending that exceeds the threshold will require the signature of two Management Team members to allow for further review.

Any gifts or entertainment provided to Labor Union officials, regardless of value, must be pre-cleared with the CCO and will likely result in the need to file Form LM-10 with the Department of Labor.Compliance / Testing and Recordkeeping

Each associate will be required to attest quarterly to their compliance with this policy. The CCO or designee will coordinate the quarterly attestations and related associate reporting required under this policy.

The Business Team will coordinate the proper completion of Expense Reports including the appropriate number of Management Team signatures as required by the policy.

Political Contributions

Agincourt also prohibits any attempt to influence investments by public funds and has enacted a Pay to Play/Political Contribution policy, per below.

a)	The Firm will not make political contributions.
b)	The Firm will not solicit contributions from any person, PAC, or entity.
c)	The Firm will not engage third parties to solicit government clients unless the solicitor is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.
d)	The Firm will not indirectly cause any third party to engage in any action in which it cannot engage directly.
e)	If any Firm donations and solicitations, or substantive suspicions of the Firm donations and solicitations are discovered to have occurred since June 30, 2008, they must be immediately reported to the CCO.

Agincourt associates need to take special care in their involvement with political contributions. Associates must heed the following guidelines:

a)	Agincourt associates and their spouses are not allowed to make any political contributions.
b)	Associates will not solicit contributions from any person, PAC, or other entity.
c)	Associates will not directly cause any third party to engage in any action in which they may not engage directly, including members of their household and adult children.

Compliance/ Testing and Recordkeeping

The CCO or designee will take appropriate remedial action or disciplinary action on any associate who violates any provision of this Pay to Play policy, up to and including termination. Each associate will be required to attest quarterly to their compliance with this policy.

The CCO or designee will:

a)	Maintain a log of any Firm or associate violations of the Political Contributions policy and the remedial or disciplinary action that resulted.
b)	Coordinate the quarterly attestations.
c)	Perform a search of a public database to detect unauthorized political contributions by associates.

3

Insider Trading

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, Agincourt has instituted procedures to prevent the misuse of nonpublic information.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws were interpreted to prohibit the following activities:

●	Trading by an insider while in possession of material non-public information; or
●	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
●	Communicating material non-public information to others in breach of a fiduciary duty.

Material non-public information may include (but is not limited to) the following:

●	Dividend or earnings announcements;
●	Write-downs or write-offs of assets;
●	Additions to reserves for bad debts or contingent liabilities;
●	Expansion or curtailment of company or major division operations;
●	Merger or joint venture announcements;
●	New product/service announcements;
●	Discovery or research developments;
●	Criminal, civil, and government investigations and indictments;
●	Pending labor disputes;
●	Debt service or liquidity problems;
●	Bankruptcy or insolvency problems;
●	Tender offers, stock repurchase plans, etc.;
●	Recapitalization;
●	Management changes;
●	Activity by other market participants; and
●	Other information likely to influence a purchaser or seller’s decision, if such information is not yet available through normal public channels.

Designation of Access Persons

The Advisers Act defines “Access Person” as an investment advisor associate who may have access to non-public information about clients, client holdings, trading activity, or other confidential data. All Agincourt associates will be considered “Access Persons” under the rule for the purpose of this Code of Ethics.

4

Personal Trading Guidelines

Associates must never make changes in their personal investments on the basis of confidential information relating to Agincourt. No associate will trade for their personal account based on knowledge of trades by a Portfolio Manager. Agincourt associates are expected to maintain the highest standards of personal integrity with regard to any personal securities activities. The mere appearance of impropriety is to be avoided due to the position of public trust in which Agincourt operates. While Agincourt acknowledges the importance of a restricted list in some circumstances, the firm’s focus on fixed income securities and high-grade corporate bonds in particular, result in limited benefit of maintaining a “restricted list”. Agincourt’s policy is broader and more restrictive whereby prior written approval from the CCO or a Managing Director (other than the person requesting pre-clearance) is required before the purchase of any fixed income security, except Treasuries and Agencies.

Except Management Team members, all Agincourt associates that wish to transact in Guardian Capital Group Limited shares must receive prior written approval from the CCO or a Management Team member. Additionally, all associates, including Management Team members must follow Guardian Capital’s “Policy for Trading Guardian Shares by Associates” when transacting in Guardian Capital Group Limited shares, whether common shares or Class A shares. Associates should contact a Management Team member or the CCO for details on the policy including black-out days as well as pre-clearance requirements and procedures. The Guardian trading policy is included as an Appendix to this manual.

Associates will report, on a quarterly basis no later than 30 days following the end of each quarter, all ‘reportable’ security transactions for the previous quarter and securities holdings on an annual basis, no later than 30 days following the end of each year. These reports are submitted and maintained electronically and reviewed by the CCO or a Management Team Member.1 New associates must file these same reports within 10 days of beginning employment. No associate may review or pre-approve their own personal transactions or holdings.

“Reportable” securities are defined as holdings and transactions where the associate has, or acquires, any direct or indirect beneficial ownership. An associate is presumed to be a beneficial owner of securities that are held by their immediate family members sharing the access person’s household. All securities are “reportable” securities with 5 exceptions:

●	Transactions and holdings in direct obligations of the US Government;

●	Money Market instruments – bankers’ acceptances, CDs, commercial paper, repurchase agreements and other high quality short-term debt instruments;

●	Shares of money market funds:

●	Transactions and holdings in shares of other types of mutual funds or open-ended ETF’s unless the advisor acts as the investment advisor or principal underwriter for the fund or if the securities have been purchased by Agincourt for a client; and

●	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

1 Prior to 2Q 2024, these reports were provided to and reviewed by a Management Team Member with a signed attestation of this review collected and maintained by the CCO.

5

Likewise, all associates must receive written pre-clearance from a Managing Director or CCO (other than the person requesting pre-clearance) before placing trades in any of the following categories:

●	Initial Public offering
●	New issue fixed income offering excluding Treasuries
●	Private Placement
●	Fixed income security that might be purchased for a client account, except Treasuries and Agencies.
●	Guardian Capital shares

Outside Business Activities

Associates may, under certain circumstances, be granted permission to engage in outside business activities with public or private corporations, partnerships, not-for-profit corporations, and other entities, provided such participation does not cause a real or perceived conflict of interest with the interests of Agincourt or its clients.

Associates are prohibited from engaging in outside business activities, without the approval of the CCO. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues.

Any personal or family interest in any of Agincourt’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by Agincourt may benefit an associate or a family member, either directly or indirectly, then the associate must immediately disclose this possibility to the CCO.

No associate may borrow from or become indebted to any person, business or company having business dealings or a relationship with Agincourt, except in the normal course of a consumer relationship unless the arrangement is disclosed in writing and receives prior approval from the CCO. No associate may use Agincourt’s name, position in a particular market, or goodwill to receive any beneficial terms on any transaction without the prior express written consent of the CCO.

Reporting Securities Law Violations- “Whistleblower”

If any associate has cause to believe there has been or will be a violation of federal securities law the associate is encouraged to provide information directly to the CCO or to any member of the Management Team.

The Firm recognizes that some associates may not feel comfortable supplying such information to the CCO or to any member of the Management Team. In these cases, associates may choose to file directly with the Office of the Whistleblower Program through the Securities Exchange Commission.

Any submission, either through Compliance or directly with the SEC, will result in no negative impact to the associate or theirr position at the Firm. If an associate decides to file with the SEC, the rules provide that certain criteria be met in order to be eligible for a whistleblower award.

6

Associates must provide original information to the SEC that leads to a successful enforcement action in which money sanctions are recovered totaling more than $1 million.

●	Any information submitted must be in writing and be derived from an associate’s independent knowledge or independent analysis, not already known to the SEC and not part of any public record to be considered original information.
●	There can be no outstanding subpoena, inquiry, or demand for the information.
●	Certain persons are excluded from the Whistleblower award program. These include:

o	An associate whose principal duties involve compliance or internal audit responsibilities, or who was employed by or otherwise associated with a firm retained to perform compliance or internal audit functions for an entity;
o	An associate who is employed by or otherwise associated with a firm retained to conduct an inquiry or investigation into possible violations of law; or
o	An associate of, or other person associated with, a public accounting firm, if he or she obtained the information through the performance of an engagement required of an independent public accountant under the federal securities laws and that information related to a violation by the engagement client or the client’s directors, officers or other associates.

●	The SEC will consider a number of factors when determining the amount of any award. Among these is the culpability of an associate or that associate’s involvement in any situation. While culpability may not eliminate an award, it may be a factor that reduces the amount of the award.
●	There is no amnesty provided to individuals who submit information to the SEC.
●	Information obtained through an entity’s legal, compliance, audit, or similar functions or processes for identifying, reporting, and addressing potential non-compliance with law is not considered original information and is not eligible for a whistleblower award.

Any whistleblower that interferes with the compliance program of its firm or unreasonable delays in reporting a securities violation to its compliance program or the SEC may see a reduction in the amount of any whistleblower award due him or her.

The SEC will maintain confidentiality to the best of its ability with regard to a whistleblower’s identity.

Examples of situations that may cause a whistleblower’s name to be revealed include when disclosure is required to a defendant or respondent in a federal court or administrative action or when the SEC determines that it is necessary to protect investors, it may reveal an associate’s name to the Department of Justice or other appropriate authority.

For more information on the Whistleblower Program, associates are encouraged to visit the program’s website at https://www.sec.gov/whistleblower.

Testing and Recordkeeping

The required personal securities holdings and transaction reports from all associates are submitted and maintained electronically. The review process for these reports is also documented electronically and is conducted by the CCO or a Management Team Member to ensure compliance with pre-clearance

7

requirements and other firm policies.

Quarterly attestations from all associates, certifying compliance with the firm’s Pay-to-Play, Gifts & Entertainment, Electronic Messaging, and Outside Business Activities policies, are submitted and maintained electronically. The CCO or designee reviews these attestations and evaluates requests related to associates’ Outside Business Activities, granting approvals when appropriate.

Annual attestations from all associates, certifying receipt and understanding of the Manual in its entirety, including the Code of Ethics, are submitted and maintained electronically. The CCO or designee will review these attestations as part of the compliance process.

The CCO or designee will periodically test the reports and records collected to ensure completeness. Additionally, on an annual basis, the CCO will complete testing to ensure the annual review of the Manual has been completed and any changes have been properly approved and adopted by the Management Team.

8